EXHIBIT 12
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------


                              DPL INC. CONSOLIDATED               2001    2000      2000      1999      1998      1997      1996
                              SEC COVERAGE RATIOS
                                                                 9 Mos.   9 Mos.   12 Mos.   12 Mos.   12 Mos.   12 Mos.    12 Mos.
                                                                 Ended    Ended     Ended     Ended     Ended    Ended      Ended
                                                                9/30/01  9/30/00  12/31/00  12/31/99  12/31/98  12/31/97  12/31/96
                                                                -------  -------  --------  --------  --------  --------  --------

Ratio of Earnings to Fixed Charges (SEC Method):

Fixed Charges:

    Interest on First Mortgage Bonds                             31,287    31,945    42,591    48,291    61,540    65,507    68,655

    Other Interest Expense                                       99,212   147,813   184,139    62,461    31,406    20,832    20,383

    Interest Component of Rentals                                   101       103       160       114       126       167       320
                                                                -------   -------   -------   -------   -------   -------   -------

        Total Fixed Charges                                     131,231   179,861   226,890   110,866    93,072    86,506    89,348

Earnings:

    Income from Continuing Operations (before                   183,603   119,777   285,828   205,085   189,969   182,263   173,769
    Preferred dividends)

    Plus:  Income Taxes                                         110,149    70,471   156,640   127,948   120,394   105,443   103,477

          Fixed Charges (defined above)                         131,231   179,861   226,890   110,866    93,072    86,506    89,358
                                                                -------   -------   -------   -------   -------    ------   -------
      Total                                                     424,983   370,109   669,358   443,899   403,435   374,212   366,604


                             Ratio = Earnings/Fixed Charges =   424,983   370,109   669,358   443,899   403,435   374,212   366,604
                                                                -------   -------   -------   -------   -------   -------   -------
                                                                131,231   179,861   226,890   110,866    93,072    86,506    89,358


      Ratio of Earnings to Fixed Charges - (SEC) Method)           3.24      2.06      2.95      4.00      4.33      4.32      4.10

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